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                                                                   EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the reference to our firm under the captions "Selected Financial Data" and "Experts" and to the use of our reports dated August 2, 1996, with respect to the combined financial statements of Extra Cheese, Inc., Textra Cheese Corp. and Twice the Cheese, Inc. and the combined financial statements of PJVA, Inc. and PJV, Inc. and our report dated October 1, 1996 with respect to the balance sheet of PJ America, Inc., included in the Registration Statement on Form S-1 and related Prospectus of PJ America, Inc. for the registration of 1,800,000 shares of its common stock.

                                                 Ernst & Young LLP

Louisville, Kentucky

October 1, 1996